Exhibit F-3(d)

                        February 24, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

           With respect to (1) the Application-Declaration ("Application-Declaration") on Form U-1, as amended (File No. 70-8719), filed by Entergy Mississippi, Inc. (the "Company") with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company of one or more new series of the Company's General and Refunding Mortgage Bonds; (2) the Commission's order dated January 30, 1996 ("Order") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said General and Refunding Mortgage Bonds; and (3) the issuance by the Company on February 1, 2000 of $120,000,000 in aggregate principal amount of its General and Refunding Mortgage Bonds, 7 3/4% Series due February 15, 2003, (the "Bonds"), I advise you that in my opinion:

            (a)    the  Company  is  a  corporation  duly
     organized and validly existing under the laws of the State of Mississippi;

           (b) the issuance and sale of the Bonds have been consummated in accordance with the Application-
     Declaration, as amended, and the Order;

           (c) all state laws that relate or are applicable to the issuance and sale of the Bonds (other than so-called "blue sky" or similar laws, upon which we do not pass herein) have been complied with;

           (d) the Bonds are valid and binding obligations of the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights; and

           (e) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company.


           I am a member of the Mississippi State Bar and for purposes of this opinion do not hold myself out as an expert on the laws of any state other than Mississippi and of the United
States.

           My consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

Very truly yours,


/s/ Ann G. Roy

Ann G. Roy
Senior Counsel -
Corporate and Securities